EXHIBIT 99.1

Investor/Media Contact:

Cynthia Sucher

MPB Communications

407-581-4222 [o] 407-595-0142 [c]

csucher@mpbc.cc

CYBERGUARD REACTS TO INITIAL RESPONSE FROM SECURE COMPUTING

CyberGuard reaffirms belief that combining the two companies would dramatically benefit employees, customers and shareholders.

Ft. Lauderdale, Florida – July 15, 2004 – CyberGuard Corporation (Nasdaq:CGFW), the technology leader in network security, announced today that it had received notice that the board of directors of Secure Computing Corporation (Nasdaq:SCUR) had turned down CyberGuard’s offer to purchase the company. CyberGuard had extended the offer to acquire Secure Computing in a one-for-one stock exchange transaction on July 11, 2004. Both companies provide highly secure information security solutions to enterprise and government customers.

“We are disappointed in the initial response by the board of directors to our offer. We remain absolutely convinced that the extraordinary economic synergies that could result from combining these two companies would most certainly be in the best interest of our combined employees, customers and shareholders,” stated Pat Clawson, chairman and chief executive officer of CyberGuard Corporation. “Moreover, we believe that we have a high probability of raising cash that would make this transaction more compelling to the Secure Computing shareholders.”

Clawson said that an initial evaluation of a merger had identified an estimated $14 million in cost savings that could have generated an increase in earnings for each company’s shareholders of $0.20 per share (not including any increased revenue which could have resulted from sales synergies).

“Both of our companies offer the highest-level information security in the industry. Together our products would be the most secure product suite available,” added Clawson. “Combining our organizations would allow us to realize operational and financial synergies and focus our resources on creating even better products and solutions for our customers and greater value for our shareholders.”

Based in San Jose, California, Secure Computing Corporation manufactures a line of high-end firewall information security appliances and authentication and Web filtering products.

About CyberGuard Corporation

CyberGuard Corporation (Nasdaq:CGFW), the technology leader in network security, provides advanced Total Stream Protection™ solutions that protect the critical information assets of Global 2000 companies and governments worldwide. CyberGuard offers a broad line of scalable high performance firewall/VPN appliances, the Webwasher® suite of enterprise-class Web and e-mail content security solutions, sophisticated security processors and accelerator products for the SSL and IPsec markets, and industry leading embedded Linux® and Linux security solutions. Headquartered in Ft. Lauderdale, Florida, the company has branch offices and training centers around the world. More information about CyberGuard Corporation can be found at http://www.cyberguard.com.

Forward-Looking Statements

Statements regarding estimates, expectations and future prospects contained in this press release are forward-looking statements. These statements are based upon assumptions and analyses made by the Company in light of current conditions, future developments, and other factors the Company believes are appropriate in the circumstances, or information obtained from third parties, and are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that forward-looking statements are not guarantees and that actual results might differ materially from those suggested in the forward-looking statements. Some of the factors that might cause future actual events to differ from those predicted or assumed include: future advances in technologies and computer security; the Company’s history of losses; the Company’s ability to execute on its business plans and to integrate recent acquisitions; the Company’s dependence on outside parties such as its key customers and alliance partners; competition from major computer hardware, software, and networking companies; uncertainties in availability of expansion capital in the future and other risks associated with capital markets; overall network security spending; global economic conditions; and litigation against the Company. For a more complete discussion regarding forward-looking statements, the reader is referred to the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, including the Form 10-K for the fiscal year ended June 30, 2003, and other information filed with the Commission..

CyberGuard® and Webwasher® are registered trademarks and Total Stream Protection™ is a trademark of CyberGuard Corporation. Secure Computing® is a registered trademark of Secure Computing Corporation. All other trademarks are property of their respective owners.